FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT is dated as of the 10th day of April 2013 (the “Effective Date”), by and among KIT DIGITAL, INC., a Delaware corporation (the “Borrower”), and VENTURE LENDING & LEASING V, INC. (“VLL5”) and VENTURE LENDING & LEASING VI, INC. (“VLL6”), each a Maryland corporation (each individually, a “Lender” and collectively, the “Lenders”).

RECITALS

A. Borrower and VLL5 entered into that certain Loan and Security Agreement, dated as of April 15, 2010 (as the same has been and may be amended, restated, supplemented or modified from time to time, the “VLL5 Loan Agreement”), pursuant to which VLL5 made secured term loans to Borrower. Borrower and VLL6 entered into that certain Loan and Security Agreement, dated as of May 16, 2011 (as the same has been and may be amended, restated, supplemented or modified from time to time, the “VLL6 Loan Agreement”), pursuant to which VLL6 made a secured term loan to Borrower. The VLL5 Loan Agreement and the VLL6 Loan Agreement each are referred to herein, individually, as a “Loan Agreement” and collectively, as the “Loan Agreements.” The terms defined in each Loan Agreement and its related Loan Documents are hereby incorporated by reference into this Agreement.

B. Events of Default have occurred under each Loan Agreement as a result of (i) the matter described in Borrower’s November 21, 2012 8-K filing and (ii) Borrower’s failure to have timely made to each Lender the payments due on April 1, 2013 under each Loan Agreement.

C. At the request of Borrower, each Lender is willing to forbear from the further exercise of its rights and remedies under its Loan Agreement and its other Loan Documents for a time, subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

RECITALS AND DEFINITIONS

SECTION 1.1 Adoption of Recitals. The foregoing Recitals are hereby adopted and made a part hereof. Borrower represents and warrants that the Recitals are true and accurate.

SECTION 1.2 Definitions: Controlling Document. In addition to the terms defined in each Loan Agreement, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined). In the event of an inconsistency or conflict between the provisions of the Loan Documents and this Agreement, this Agreement shall control.

“Agreement” means this Forbearance Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Releasors” has the meaning set forth in Section 2.4(a) hereof.

“Designated Defaults” has the meaning set forth in Section 2.2(a) hereof.

“Effective Date” has the meaning set forth in the introductory paragraph hereto.

“Forbearance Period” has the meaning set forth in Section 4.1 hereof.

“Insolvency Proceeding” has the meaning set forth in Section 6.1(a) hereof.

“Lender” has the meaning set forth in the introductory paragraph hereto.

“Lender Releasees” has the meaning set forth in Section 2.4(a) hereof.

“Loan Agreement” has the meaning set forth in the Recitals.

“Released Claims” has the meaning set forth in Section 2.4(a) hereof.

ARTICLE 2

ACKNOWLEDGMENT OF DEBT, RELEASE OF CLAIMS

SECTION 2.1 Reaffirmation of Loan Documents. Borrower hereby acknowledges and agrees that all terms, conditions and provisions of the Loan Agreements and the other applicable Loan Documents continue in full force and effect and remain unaffected and unchanged, except as expressly modified hereby. Except as expressly set forth herein, this Agreement is not intended to and shall not be construed to create or constitute a modification of the terms and conditions of the outstanding Loans advanced to Borrower pursuant to a Loan Agreement or a release or relinquishment of, and shall not affect, the liens, security interests and rights thereunder, all of which are hereby ratified, confirmed, renewed and extended in all respects. Borrower reaffirms to Lender each of the covenants and agreements of Borrower set forth in the Loan Agreements and the other applicable Loan Documents remain in full force and effect.

SECTION 2.2 Acknowledgments.

(a) Events of Default. Borrower acknowledges that: (i) as of November 21, 2012, an Event of Default has occurred and is continuing under each Loan Agreement as a result of the restatement of Borrower’s financial statements for the periods described in the 8-K report Borrower filed on November 21, 2012; and (ii) as of April 5, 2012, an Event of Default has occurred and is continuing under each Loan Agreement as a result of Borrower’s failure to have timely made to each Lender the payments due on April 1, 2013 under each Loan Agreement (collectively, the “Designated Defaults”). Borrower acknowledges that such Events of Default exist as of the Effective Date under each Loan Agreement and the other Loan Documents, without any requirement for any further notice, grace or cure period.

(b) Interest Rate. Borrower hereby acknowledges and agrees that as of the Effective Date interest on the Loans shall continue to accrue at the Designated Rate (as defined in the applicable Loan Agreement and the other Loan Documents), notwithstanding the Designated Defaults have occurred and are continuing. Borrower acknowledges that upon the termination of the Forbearance Period interest at the Default Rate shall accrue on the unpaid amount of any principal, interest or Final Payment then due under the applicable Loan Documents until such Obligations have been indefeasibly satisfied in full; provided, however, that nothing herein shall release or waive Borrower’s obligation to continue paying all outstanding principal and unpaid interest accrued on the Loans on the first (1st) day of each calendar month during the term of the Loans in accordance with the terms set forth in the Loan Agreements.

(c) Collateral. Borrower acknowledges that all of the Collateral secures and shall continue to secure the Loans with valid first priority liens and security interests (subject to Permitted Liens) and Borrower has taken no action which would cause the interruption, cessation or other lapse of the aforesaid security interests in the Collateral for the Loans or loss of priority.

SECTION 2.3 No Defenses or Claims. Borrower acknowledges and agrees that it has no defenses, counterclaims, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever, including, without limitation, any usury or lender liability claims or defenses, arising out of the Loans advanced to Borrower by each Lender pursuant to the applicable Loan Agreement, the other Loan Documents, or the Collateral, or any past relationship between or among Borrower, each Lender or any of their respective past, present and/or future parent, subsidiary and affiliated entities and, with respect to each of the foregoing, their respective past and present officers, directors, shareholders, partners, limited partners, members, representatives, principals, owners, affiliates, attorneys, accountants, agents and employees, and their successors, heirs and assigns and each of them, that can be asserted either to reduce or eliminate all or any part of Borrower’s liability for the Loans or to seek affirmative relief or damages of any kind or nature from each Lender. Borrower further acknowledges that to the extent that any such claim should exist, including, without limitation, any usury or lender liability claim, it is being fully, finally and irrevocably released by Borrower as provided in this Section 2.3 and Section 2.4 of this Agreement.

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SECTION 2.4 General Release of Claims.

(a) Effective on the execution of this Agreement, Borrower, on its own behalf and on behalf of each of its respective past, present and future predecessors, successors, subsidiaries, parent entities, assigns, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to Borrower and each of the other foregoing entities and individuals, each of their respective predecessors, successors, assigns, and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and entities claiming or acting by, through, under or in concert with each such entity or individual (the “Borrower Releasors”), hereby fully and forever release, relinquish, discharge and acquit each Lender and its past, present and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to each of the foregoing entities and individuals, each of their respective predecessors, successors, assigns, participants and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (the “Lender Releasees”), of and from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, arising, directly or indirectly, that may have arisen prior to the Effective Date in any manner from and/or out of (i) the Loan(s) made pursuant to the applicable Loan Agreement, the other Loan Documents and/or the Collateral, (ii) each Lender’s acts, statements, conduct, representations and omissions made in connection therewith, including, without limitation, the terms and conditions of this Agreement, or (iii) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each though fully set forth herein at length (the “Released Claims”); provided, however, that the foregoing release shall not apply to any obligations, covenants or agreements of any of the released parties which arise under this Agreement.

(b) Borrower Releasors hereby waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases. In this connection, Borrower Releasors hereby agree, represent and warrant to each Lender that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Borrower Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that Borrower Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Loan(s) made pursuant to the applicable Loan Agreement and all dealings in connection therewith.

(c) Borrower Releasors hereby acknowledge that they have not relied upon any representation of any kind made by either Lender in making the foregoing release.

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(d) Borrower Releasors represent and warrant to each Lender that they have not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released by such party hereunder or any portion thereof or interest therein, and Borrower Releasors agree to indemnify, protect, defend and hold each of the Lender Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer by such party.

SECTION 2.5 This Agreement Not to Supersede Loan Agreements or the other Loan Documents. Except as set forth herein, this Agreement does not supersede the Loan Agreements and the other Loans Documents. The applicable Loan Documents shall continue to govern the applicable Loans until such time as Lenders and Borrower agree (if at all) to enter into other documents governing such indebtedness and other obligations. This Agreement does not waive, alter or modify each Lender’s rights under its Loan Documents or otherwise waive or excuse any Defaults or Events of Default thereunder, except as provided for herein. This Agreement does not supersede, modify, alter or amend any loan or other relationships between and among Borrower and each Lender, other than those specifically described herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce each Lender to enter into this Agreement, Borrower makes the following representations and warranties as of the Effective Date:

SECTION 3.1 Power and Authority. The execution, delivery and performance hereof by Borrower is not in contravention of law, or any indenture, agreement or undertaking to which Borrower is a party to or by which Borrower is bound. No consent of any Person which has not been obtained by Borrower is required under any contract, license, permit and approval or law binding on Borrower in connection with the execution, delivery or performance of this Agreement.

SECTION 3.2 Valid and Binding Obligations. The execution and delivery by Borrower of this Agreement and any other documents required hereunder have been duly and properly made and authorized, and when executed and delivered by Borrower will constitute the legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms.

SECTION 3.3 No Defenses. Borrower’s obligations to each Lender under the applicable Loan Documents are valid and enforceable (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principals of equity) and Borrower has no defenses, offsets, counterclaims or other adverse claims of any kind whatsoever against either Lender with respect to the indebtedness and obligations represented by such Lender’s Loan Documents, the Collateral under the Loan Documents or any action or inaction of such Lender with respect thereto.

SECTION 3.4 No Default Caused by Entry Into Agreement. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding Borrower or conflict with or constitute a default under or result in the creation or imposition of any lien pursuant to the terms of any indenture, instrument or agreement to which Borrower is a signatory or otherwise bound.

SECTION 3.5 No Litigation. There are no material actions, suits or proceedings at law or in equity by or before any governmental authority or person now pending against or affecting the Collateral or Borrower, except as previously disclosed prior to the Effective Date in Borrower’s SEC filings.

SECTION 3.6 No Bankruptcy Filing. Borrower is not a debtor in any outstanding action or proceeding pursuant to any bankruptcy law.

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SECTION 3.7 No Further Commitment for Additional Accommodations. Borrower expressly agrees and stipulates that, except as otherwise herein specifically provided, Lenders have no obligation under the applicable Loan Documents, by law, by equity, by the existence of this Agreement, or by any oral representation or communication of any sort from any Lender to refrain from exercising its rights under the Loan Documents or under this Agreement, or to agree, either now or in the future, to any additional disbursements of sums under the applicable Loan Documents, any further forbearances or extensions of time to pay the indebtedness, or provide any further accommodation to Borrower under any circumstances whatsoever. Borrower acknowledges that as of the Effective Date, absent this Agreement, each Lender has the full right and power to commence all remedies under the Loan Documents, including, without limitation, judicial and non-judicial foreclosure, by reason of the Designated Defaults.

SECTION 3.9 Actions by Governmental Authorities. There have been no actions taken by any governmental agency which may materially impair Borrower’s ability to operate its business.

SECTION 3.9 Collateral. There exists no lien, claim or encumbrance on any of the Collateral in which each Lender has been granted liens under the applicable Loan Agreement, other than Lender’s security interest thereunder and Permitted Liens. No Person has any interest in any of the collateral which is senior or subordinate to the security interest of Lenders therein, other than Permitted Liens.

ARTICLE 4

FORBEARANCE

SECTION 4.1 Forbearance Period. Each Lender agrees to forbear from exercising any of the rights or remedies provided for in the applicable Loan Agreement or the other Loan Documents as a result of the Designated Defaults from the date hereof until 5:00 p.m. (Pacific Time) on April 23, 2013 (the “Forbearance Period”), subject to the conditions precedent in Section 5.1 and subject to the termination provisions of Section 4.2 below.

SECTION 4.2 Termination of Forbearance. The Forbearance Period shall automatically terminate and this Agreement shall simultaneously terminate, without further notice, act or instrument, upon the occurrence of any of the following events:

(a) Borrower repudiates, or asserts a defense to, any obligation or liability under the applicable Loan Documents or this Agreement or makes or pursues a claim against either Lender.

(b) any Default or Event of Default occurs, other than the Designated Defaults.

(c) Borrower breaches any of the covenants, agreements and obligations set forth in this Agreement.

SECTION 4.3 Effect of Termination. Upon expiration or early termination of the Forbearance Period without waiver of the Designated Defaults, each Lender shall have the immediate right, without further notice, demand or grace period, to commence and prosecute all of such Lender’s rights and remedies arising with respect to the Designated Defaults, including, without limitation, judicial and non-judicial foreclosure and the appointment of a receiver for Borrower or the Collateral.

ARTICLE 5

CONDITIONS TO FORBEARANCE

SECTION 5.1 Conditions Precedent. The obligations of each Lender to forbear as set forth in Article 4 shall be subject to the following conditions precedent:

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(a) The execution and delivery of this Agreement by Borrower.

(b) Receipt by (i) VLL5 of cash interest and principal payments in the amount of $100,000 payable by wire transfer to an account designated by VLL5 and (ii) VLL6 of cash interest and principal payments in the amount of $150,000 payable by wire transfer to an account designated by VLL6, it being agreed and understood that the Lenders shall apply such amounts to the payment of interest and principal outstanding in connection with the respective Loans, with such payments being made on account of and credited as partial payment of the monthly installments that became due under the Loan Agreements on April 1, 2013 (the balance of the unpaid amounts being deferred and payable as provided in Section 6.2 hereof).

(c) All representations and warranties contained herein or otherwise made by Borrower to Lenders in connection herewith shall be true, correct and complete as of the Effective Date.

(d) The absence of any Default or Event of Default under the applicable Loan Documents, other than the Designated Defaults.

ARTICLE 6

BANKRUPTCY MATTERS

SECTION 6.1 Stipulations.

(a) In the event of a voluntary petition for bankruptcy under any chapter of the Bankruptcy Code, or any other proceeding to liquidate, reorganize or rehabilitate Borrower under any state or other federal law or under any law of any foreign jurisdiction (collectively, an “Insolvency Proceeding”) by, against or involving Borrower, Borrower hereby agrees that Borrower shall not contest any claim or assertion by each Lender that its Loans and other Obligations are binding between the parties, and that valuable consideration has been received by Borrower for same.

(b) It is specifically intended and agreed that all of the foregoing provisions shall be binding upon the debtor and debtor-in-possession in any such future bankruptcy case (and upon each of the other signatories to this Agreement who may not be a debtor in such case). The parties acknowledge the possibility that some or all of the foregoing provisions may not be enforceable as to, or binding upon, other creditors of the debtor (including any official committee of creditors that may be appointed), but fully intend and desire that the bankruptcy court respect the agreement of the parties hereto with respect to each and all of such provisions.

SECTION 6.2 Covenant. As additional consideration for Lenders’ agreement to forbear from exercising its rights following the Designated Defaults, Borrower agrees to use its commercially reasonable efforts to provide in any DIP financing for the payment to each Lender of the remaining portion of the interest and principal payments that were due on April 1, 2013 under each Loan Agreement, to diligently and promptly pursue bankruptcy court approval of such payments, and upon the Borrower’s receipt of proceeds from a DIP financing, to make such payments, provided that each of the foregoing shall be subject to court approval.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1 No Waiver, Cumulative Remedies. No failure or delay on the part of each Lender in exercising any right, power or remedy hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law or in equity. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents shall be valid unless made in writing and signed by Lender, and then only to the extent as specifically set forth in such writing.

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SECTION 7.2 Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and delivered and deemed delivered pursuant to the terms of Section 9.2 of the Loan Agreements.

SECTION 7.3 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained herein or made in writing by Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents and be true and correct until all of the obligations hereunder have been satisfied in full pursuant to this Agreement.

SECTION 7.4 Time of the Essence. Time is of the essence of this Agreement and the other Loan Documents.

SECTION 7.5 Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

SECTION 7.6 Further Assurances. Borrower and Lenders shall, from time to time, execute such additional documents as reasonably may be requested by the other parties or its or their counsel and take such other actions, to carry out and fulfill the intent and purpose of this Agreement, including, without limitation, the perfection and first priority of each Lender’s security interests under the applicable Loan Agreement, and the conveyance of the Collateral to Lenders in the event of the termination of the forbearance hereunder. Borrower agrees to execute, acknowledge and deliver such documents as reasonably requested by Lenders for such purposes and otherwise to cooperate in Lenders’ efforts in this regard.

SECTION 7.7 Construction; Voluntary Agreement. This Agreement has been prepared and negotiated through the efforts of Lenders and Borrower. This Agreement was drafted initially by counsel for Lenders solely as a matter of convenience to the parties, and shall not be construed or interpreted for or against any of the parties on the grounds that it was so initially drafted. Accordingly, regardless of which party drafted a particular Loan Document, or a particular clause of this Agreement, any construction of this Agreement or of the Loan Documents shall be made without any reference whatsoever as to which party drafted or insisted upon said Loan Document or clause in this Agreement.

SECTION 7.8 Entire Agreement. The Loan Documents and this Agreement and the documents executed pursuant hereto, embody the entire agreement and understanding between Borrower and Lenders and supersede all prior agreements and understandings between said parties relating to the subject matter thereof.

SECTION 7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature or scanned signature in PDF (or like) format, and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

SECTION 7.10 Counsel. Counsel for all parties have reviewed and advised their clients with respect to the terms and conditions of this Agreement and the parties’ respective rights and remedies. Lenders and Borrower have thoroughly and carefully read this Agreement and the releases contained herein, and have entered into this Agreement freely and voluntarily, without duress or coercion of any kind, and as a well reasoned exercise of their respective business judgments.

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SECTION 7.11 Payment of Lenders’ Costs and Expenses. Borrower shall pay all of Lenders’ reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and costs, incurred in connection with this Agreement and the matters contemplated hereby.

SECTION 7.12 Effectiveness. This Agreement, together with all of its provisions, stipulations and representations, shall be effective as of the date it is executed and delivered by all the parties hereto. Notwithstanding the foregoing, Lenders’ obligation to forbear shall be limited to the express terms of this Agreement.

SECTION 7.13 No Third Party Beneficiaries. This Agreement is solely between the parties hereto and no person not a party to this Agreement shall have any rights or privileges hereunder.

SECTION 7.14 Governing Law and Jurisdiction. Sections 9.12 and 9.13 of the Loan Agreements shall apply to this Agreement as if set forth mutatis mutandis herein.

[signatures on following page]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, on the day and year first above written.

BORROWER

KIT DIGITAL, INC., a Delaware corporation

By:	/s/ Fabrice Hamaide
Name:	Fabrice Hamaide
Title:	Chief Financial Officer

LENDERS

VENTURE LENDING & LEASING V, INC., a Maryland corporation

By:	/s/ David R. Wanek
Name:	David R. Wanek
Title:	Vice President

VENTURE LENDING & LEASING VI, INC., a Maryland corporation

By:	/s/ David R. Wanek
Name:	David R. Wanek
Title:	Vice President